Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Equitrans Midstream Corporation

(Exact Name of Registrant as Specified in its Charter)

Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, no par value	Other	250,000	(1)	$7.62	(2)	$1,905,000	0.0000927	$176.59
Total Offering Amounts							$1,905,000		$176.59
Total Fee Offsets									0
Net Fee Due									$176.59

(1) Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the Securities Act), this Registration Statement also covers such additional shares of the registrant’s common stock, no par value (Common Stock) as may become issuable pursuant to the anti-dilution provisions of the Equitrans Midstream Corporation Amended and Restated Directors’ Deferred Compensation Plan (the Plan).

(2) The price per share is estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and 457(h) under the Securities Act. The proposed maximum offering price per share of Common Stock is calculated based on the average of the high and low sales prices per share of the registrant’s Common Stock on July 28, 2022, as reported on the New York Stock Exchange.